Exhibit 99.1

FIFTH MODIFICATION TO MANUFACTURING,
DISTRIBUTING AND TECHNOLOGY LICENSE AGREEMENT

THIS FIFTH MODIFICATION TO MANUFACTURING, DISTRIBUTING AND TECHNOLOGY LICENSE AGREEMENT (this “Fifth Modification”) is made and entered into as of July 24, 2012 by and between Image Sensing Systems, Inc., a Minnesota corporation located at 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota 55104 (hereinafter, “ISS”), and Econolite Control Products, Inc., a California corporation located at 3360 E. La Palma Avenue, Anaheim, California 92806 (hereinafter “Econolite”). ISS and Econolite were the parties to the original Manufacturing, Distributing and Technology License Agreement dated June 11, 1991 (the “Agreement”) which was subsequently modified, in part, in a Modification to Manufacturing, Distributing and Technology License Agreement dated September 1, 2000 (the “First Modification”), a Letter Agreement dated June 19, 1997 (the “Letter Agreement”), Extension and Second Modification to Manufacturing, Distributing and Technology License Agreement dated July 13, 2001 (the “Second Modification”) a Settlement Agreement, Contract Modification and Mutual Release executed August 3, 2006 (the “Settlement”), the Extension and Third Modification to Manufacturing, Distributing and Technology License Agreement dated July 3, 2008 (the “Third Modification”) an Exhibit A dated September 21, 2009, (“Amended Exhibit A”), an Exclusive License and Distribution Agreement by and between ISS, Econolite and Econolite Canada, Inc., effective January 2, 2011 (the “Canada RTMS Agreement”), and the Fourth Modification to Manufacturing, Distributing and Technology License Agreement dated December 15, 2011 (“Fourth Modification”).

Recitals:

             The parties desire to further modify Exhibit A.

NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.          Exhibit A to the Agreement, as modified and amended previously, is superseded by Exhibit A (dated as of July 24, 2012) attached hereto and made a part hereof by this reference.

2.          The final paragraph of Section A, Definitions, of Article V of the Agreement is deleted and a new final paragraph of Section A, Definitions, of Article V is substituted as follows:

                         “Autoscope Territory”, for purposes of Autoscope Products, shall mean Mexico, the United States of America, Canada and the Caribbean. “RTMS Territory”, for purposes of RTMS Products hereunder shall mean Mexico, the Caribbean and the United States of America. The Canada RTMS Agreement defines the Canadian territory for sales of RTMS Products.”

3.          Except as modified herein, each and every other provision of the Agreements, as modified are confirmed and reaffirmed as though restated herein.

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Modification effective as of the date first set out above.

IMAGE SENSING SYSTEMS, INC.			ECONOLITE CONTROL PRODUCTS, INC.

By: /s/ Kenneth R. Aubrey		By:	David J. St. Amant
Title:	President & CEO		Title:	President & COO
Date:	July 24, 2012		Date:	July 30, 2012